United States Steel Corporation David B. Burritt 600 Grant Street, Suite 6100 President & Chief Executive Officer Pittsburgh, PA 15219-2800 August 22, 2023 Dear Colleague, In the week since the U. S. Steel Board of Directors announced a process to review strategic alternatives, there has been great interest in our company, including rumors about our future. One thing that is undeniably true is that you are doing a fantastic job at staying focused and delivering. On behalf of all the senior leaders at U. S. Steel, thank you. We value you and your hard work. That’s why… • We always put safety first – and as a result, we are the undisputed leader in safety in the American steel industry. • We invest in our facilities – to make sure we are planning for the long-term success of our business. • We help protect the long-term benefits for our employees and their families by ensuring that our pension plan is fully funded – that’s unique among large integrated steel companies. • You enjoy uncapped profit sharing – also unique in our industry. It is a tremendous compliment that, as a result of your outstanding work, we have received multiple inquiries about buying part or all of our Company. The value you are creating has been recognized. As a reminder, once the review of the strategic alternatives is completed, the Board will decide on a path forward for the Company that it believes is in the best interest of U. S. Steel stockholders. Rest assured, in order for U. S. Steel to move forward with a transaction – any transaction – the terms of the deal would need to meet two very important requirements: • First, any potential purchaser would need to recognize the USW as the representative of U. S. Steel’s employees. • Second, any potential purchaser would need to assume the terms of the existing Basic Labor Agreement (BLA) and any other agreements applicable at the Plant(s) acquired. That’s why, I can say with confidence that no matter what the future holds, the terms and benefits you ratified in the recently negotiated BLA would all continue to apply. These include wages, paid time off, unemployment benefits, and other terms and conditions of employment. You can also continue to count on your pension benefits. The BLA also grants the USW the right to 45 days’ notice of a potential transaction, which it can and has assigned, and the right to submit its own transaction bid. But, let me be clear – the BLA does not grant the USW, or any party it assigns its right to, the right to prevent a potential transaction – with any party – that our Board decides is in the best interests of our stockholders. The Board will continue to conduct the strategic review process with that as a guiding principle. Please continue to focus on what you can control. Together, we are building our Best for All® future. Thank you. Best, /s/ David B. Burritt Dave Burritt